SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

                           ---------------------------


                        Date of Report (Date of earliest
                        event reported): January 27, 2003



                          THE ST. PAUL COMPANIES, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


       Minnesota                     001-10898                  41-0518860
  --------------------        ------------------------      -------------------
(State of Incorporation)      (Commission File Number)       (I.R.S. Employer
                                                            Identification No.)


385 Washington St., St. Paul, MN                              55102
-----------------------------------------                   --------
(Address of principal executive offices)                   (Zip Code)


                                 (651) 310-7911
                       ----------------------------------
                         (Registrant's telephone number,
                              including area code)



                                       N/A
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.      Other Events

On January 27, 2003, The St. Paul Companies, Inc. announced its consolidated financial results for the fourth quarter and year ended December 31, 2002. Those results are summarized as follows:

CONSOLIDATED FINANCIAL SUMMARY
------------------------------
------------------------------------------------------------------------------------------------------------
                                                          Three Months                Twelve Months
                                                          Ended December 31           Ended December 31
In millions, except per-share amounts)                        2002         2001           2002         2001
                                                          --------     ---------      ---------    ---------

Revenues (including realized gains and losses)            $2,011.2     $2,381.2       $8,917.7     $8,919.1

Property-Liability Insurance:
 Underwriting Result by Segment: (a)
    Specialty Commercial                                     $71.9       ($11.9)        $193.1       ($14.4)
    Commercial Lines                                        $150.5        $22.3        ($331.0)      ($16.3)
    Surety & Construction                                  ($189.0)      ($50.8)       ($221.6)      ($38.7)
    International & Lloyd's                                  $25.5       ($93.8)         $59.9      ($238.1)
                                                          --------     ---------      ---------    ---------
         Subtotal - ongoing operations                       $58.9      ($134.2)       ($299.6)     ($307.5)
                                                          --------     ---------      ---------    ---------

    Health Care                                              ($2.4)     ($633.6)       ($165.8)     ($934.6)
    Reinsurance                                              ($8.2)     ($156.6)        ($21.9)     ($725.5)
    Other                                                   ($60.4)      ($98.0)       ($221.9)     ($325.9)
                                                          --------     ---------      ---------    ---------
         Subtotal - runoff operations                       ($71.0)     ($888.2)       ($409.6)   ($1,986.0)
                                                          --------     ---------      ---------    ---------

           Total Underwriting Result                        ($12.1)   ($1,022.4)       ($709.2)   ($2,293.5)

 Other Income (Expense)                                       $9.5      ($127.5)        ($45.9)     ($178.9)
 Net Investment Income                                      $287.4       $289.0       $1,160.7     $1,198.8
                                                          --------     ---------      ---------    ---------
          Total Property-Liability Pretax Income (Loss)     $284.8      ($860.9)        $405.6    ($1,273.6)

Asset Management:                                            $43.8        $37.2         $162.1       $142.3

Parent and Other:                                           ($62.8)      ($65.2)       ($226.7)     ($205.3)
                                                          --------     ---------      ---------    ---------

Income Tax Expense (Benefit)                                 $71.4      ($242.2)         $50.9      ($395.8)
                                                          --------     ---------      ---------    ---------

Realized Investment Gains (Losses), Net of Taxes             $56.1       ($71.6)        ($41.0)      ($68.0)

Cumulative Effect of Accounting Change, Net of Taxes             -            -          ($6.0)           -

Discontinued Operations, Net of Taxes                        ($6.3)      ($17.7)        ($25.3)      ($79.6)
                                                          --------     ---------      ---------    ---------

Net Income (Loss) - GAAP Basis                              $244.2     ( $736.0)        $217.8    ($1,088.4)
                                                          ========     =========      ========     =========
------------------------------------------------------------------------------------------------------------

(a) For the year and the quarter, the company has redefined its GAAP segments to reflect the current management structure. Prior year amounts have been revised to reflect the current segment structure.
    Ongoing International operations and ongoing Lloyd's operations are now reported in the "International & Lloyd's" segment, except Surety. International and Lloyd's businesses being exited are now reported in "Other." Previously, International operations were included in their respective business centers.

PER-SHARE FINANCIAL SUMMARY
---------------------------
------------------------------------------------------------------------------------------------------------
                                                          Three Months                Twelve Months
                                                          Ended December 31           Ended December 31
In millions, except per-share amounts)                       2002         2001           2002         2001
                                                          --------     --------      ---------    ---------
 Net Income (Loss)                                         $244.2      ($736.0)        $217.8     ($1,088.4)

   Per Common Share (Basic)                                 $1.06       ($3.57)         $0.94        ($5.22)
   Per Common Share (Diluted)                               $1.02       ($3.57)         $0.92        ($5.22)

 Cumulative Effect of Accounting Change, Net of Taxes           -            -          ($6.0)           -

   Per Common Share (Basic)                                     -            -         ($0.03)           -
   Per Common Share (Diluted)                                   -            -         ($0.03)           -

 Discontinued Operations, Net of Taxes                      ($6.3)      ($17.7)        ($25.3)       ($79.6)

   Per Common Share (Basic)                                ($0.03)      ($0.08)        ($0.12)       ($0.38)
   Per Common Share (Diluted)                              ($0.03)      ($0.08)        ($0.11)       ($0.38)
                                                          --------     --------      ---------    ---------
------------------------------------------------------------------------------------------------------------

a. In accordance with new accounting guidelines, the company ceased amortizing goodwill in 2002. Amortization of intangible assets during the fourth quarter and the twelve months of 2002 was $4.8 million and $18.4 million, respectively, compared with total amortization of $84.0 million and $115.9 million in the respective periods of 2001.
b. The impact of catastrophe losses in the company's fourth quarter and 2002 earnings per share was ($0.03) and ($0.19), respectively, compared with ($0.41) and ($3.96) for the same periods of 2001.

BALANCE SHEET HIGHLIGHTS


CONSOLIDATED BALANCE SHEET DATA
-------------------------------

                                                 DECEMBER 31    December 31
    -------------------------------------------------------------------------
    (In millions, except per-share amounts)           2002          2001

     ASSETS:
        Investments                                $22,733.0      $22,177.7
        Reinsurance Recoverables                     8,224.9        7,198.9
        Other Receivables                            3,071.2        3,629.7
        Other Assets                                 5,850.7        5,314.9
                                                    --------       --------
              TOTAL ASSETS                         $39,879.8      $38,321.2
                                                    ========       ========

     LIABILITIES:
        Insurance Reserves                         $26,367.2      $26,058.4
        Debt                                         2,712.7            -
        Other Liabilities                            4,164.5        4,126.3
                                                    --------       --------
             Total Liabilities                      33,244.4       32,314.3
                                                    --------       --------
        Preferred Securities                           889.4          892.9
                                                    --------       --------

     SHAREHOLDERS' EQUITY:
        Common                                       5,681.0        5,056.1
        Preferred                                       65.0           57.9
                                                    --------       --------
             Total Shareholders' Equity              5,746.0        5,114.0
                                                    --------       --------
           TOTAL LIABILITIES AND EQUITY            $39,879.8      $38,321.2
                                                    ========       ========

     Common Shares Outstanding - Dec. 31               226.8          207.6
    Weighted Avg. Diluted Shares Outstanding           226.6          211.8

     Book Value per Common Share                      $25.05         $24.35

    -------------------------------------------------------------------------

    o Reserves include loss and loss adjustment net reserves of $2.0 billion for Health Care, with an estimated weighted average life of 2.2 years; $3.0 billion for Reinsurance, with an estimated weighted average life of
        7.9 years and expected payments extending beyond 20 years; and $0.8 billion for Other, with an estimated weighted average life of 3.8 years. The payments for claims on these and other runoff reserves will negatively impact future investment income as the asset base declines.

    o During 2001, the company established $941 million in net reserves for the Sept. 11, 2001, terrorist attack. Net paid losses related to Sept. 11, 2001 for all business segments were $37 million in the fourth quarter and totaled $307 million through Dec. 31, 2002.

The fourth quarter 2002 net income included $56.1 million of net after-tax realized gains, comprised of a gain of $131.6 million related primarily to tax benefits from the divestiture of certain of the company's international operations, an after-tax loss of $54 million on the transfer of the company's reinsurance operations to a newly formed Bermuda-based reinsurer, Platinum Underwriters Holdings, Ltd. ("Platinum"), and net realized investment losses of $21.5 million. Fourth-quarter 2001 results reflected $612 million in after-tax losses, or $2.96 per share, from reserve strengthening, restructuring charges and goodwill write-downs announced in December 2001.

BUSINESS SEGMENT DISCUSSION

The company ceded premiums and losses to corporate aggregate excess reinsurance policies in years 1999 and 2000. Generally Accepted Accounting Principles require that the ceded premiums and losses be reallocated among segments as estimated accident year loss ratios change for those years. While this reallocation had no impact on operating earnings or net income, it did result in modest changes within individual segments.

Fourth-quarter 2002 net written premiums for ongoing segments increased 15.8 percent to $1.5 billion from the same period in 2001. The increase reflects average U.S. price gains in these segments of 25 percent and continued disciplined underwriting of new and renewal business. Overall, the company's net written premiums declined 34.4 percent from fourth-quarter 2001 to $1.3 billion, including a $155.7 million decline from exiting the Health Care segment, a $123.5 million decline from exiting business in the Other segment, and a $623.1 million decline in the Reinsurance segment's premiums from the repositioning and transfer of that business to Platinum. During the quarter, the Reinsurance segment reported negative written premiums of $142.3 million as a result of the initial cession of reserves to Platinum and the termination of two significant assumed reinsurance contracts.

The statutory expense ratio was 31.2 in the quarter, compared with 27.0 in the same period of 2001, reflecting the impact of Reinsurance reinstatement premiums received in fourth-quarter 2001 related to the Sept. 11, 2001, terrorist attack and the impact of negative written Reinsurance premiums in fourth-quarter 2002. Excluding the Reinsurance segment, the fourth-quarter expense ratio was 29.8 vs.
29.3 in fourth-quarter 2001. The fourth-quarter 2001 expense ratio also included
1.6 points of favorable expense variance from our decision to significantly lower 2001 bonus and incentive compensation. The ongoing segments' expense ratio was 27.8 in the fourth quarter, down from 29.2 in the prior-year period.

Total fourth-quarter 2002 pretax underwriting losses of $12.1 million include profits of $58.9 million from ongoing business segments and losses of $71 million from segments that are being exited. Underwriting results from ongoing segments include a $175 million increase in loss reserves for 2001 and prior years in the Surety & Construction segment and a benefit of $115 million primarily due to our change in estimate of the amount of reinsurance recoverable related to the Western MacArthur settlement. In the second quarter of 2002, the company estimated that its net reinsurance recoverable related to the settlement of the Western MacArthur litigation would be $250 million. During the fourth quarter, the company prepared for its initial billing to the reinsurers and completed an extensive analysis of the relevant reinsurance contracts regarding their application to the Western MacArthur matter. As a result of this review, the company increased its estimate of the net reinsurance recoverable to $370 million.

After-tax catastrophe losses totaled $7.5 million, or $0.03 per share, in the quarter, compared with $85.2 million, or $0.41 per share, for the fourth quarter of 2001.

The company's reported statutory combined ratio was 101.0. The statutory combined ratio in ongoing segments was 94.6, with 12.1 points attributable to the $175 million charge recognized in the Surety & Construction segment and a benefit of 7.9 points from the $115 million gain from the change in the estimate of net reinsurance recoverable associated with the Western MacArthur settlement.

The company has recently completed its annual year-end review of its pension plans. As a result of declining investment returns and a decrease in the value of equity securities held in the plan, the company contributed $140 million to its pension plan at the end of the fourth quarter. For 2003, the company reduced its expected long-term rate of return on assets for the plan from 10.0 percent to 8.5 percent and reduced its discount rate assumption from 7.0 percent to 6.5 percent. As of Dec. 31, 2002, the fair market value of the domestic qualified pension plan assets exceeds the accumulated benefit obligation by approximately $50 million.

Nuveen ended the year and the quarter with positive net flows across all product lines - managed accounts, closed-end funds and mutual funds. Total assets under management grew to $79.7 billion at the end of the quarter, an increase of 16 percent from $68.5 billion at Dec. 31, 2001. Nuveen's gross sales in the fourth quarter were $4.1 billion, with positive net flows of $2.2 billion. For the year 2002, gross sales were a record $15.6 billion, with positive net flows of $7.3 billion.

The company's results for 2002 included $306.8 million, or $1.35 per share, of after-tax losses resulting from its settlement of the Western MacArthur litigation in June 2002. For 2002, after-tax catastrophe losses totaled $43.4 million, or $0.19 per share, compared with $838.3 million, or $3.96 per share, for 2001. After-tax catastrophe losses for 2001 included approximately $612 million, or $2.89 per share, from the Sept. 11, 2001, terrorist attack.

Earned premiums for the year increased 1 percent to $7.4 billion, with the company's ongoing segments reporting earned premiums of $5.5 billion, up 24 percent, and remaining segments (representing operations we are exiting) reporting earned premiums of $1.9 billion, down 33 percent. Net written premiums for the year decreased 9 percent to $7.0 billion, with the company's ongoing segments reporting written premiums of $5.9 billion, up 22 percent, and remaining segments reporting written premiums of $1.2 billion, down 60 percent.

CAPITAL POSITION

The company's capital base at Dec. 31, 2002, was $9.3 billion, an increase of $1.2 billion from Dec. 31, 2001. The increase was principally from:
    o a $632 million increase in shareholders' equity from $5.1 billion to $5.7 billion; and
    o   the issuance of $442.8 million of equity units in July 2002.
Reported book value per common share at year-end 2002 was $25.05, compared to $24.35 at year-end 2001.

In July 2002, the company completed the sale of 17.8 million shares of common stock for gross proceeds of $431.4 million. In addition, in a separate concurrent offering, the company completed the sale of 8.9 million equity units, for gross proceeds of $442.8 million. Total gross proceeds were $874.2 million, of which $750 million was contributed to the insurance operating entities. In March 2002, the company issued $500 million of 5.75 percent notes, proceeds of which were used to reduce commercial paper outstanding and for other general corporate purposes.

BUSINESS SEGMENT HIGHLIGHTS

PROPERTY-LIABILITY FINANCIAL SUMMARY
------------------------------------

                                         Three Months           Twelve Months
                                    Ended December 31         Ended December 31
                                    -----------------         -----------------
(Dollars in millions)                 2002        2001      2002        2001
                                   ----------- ---------- ----------- ----------

Earned Premiums                     $1,608.0     $2,065.1  $7,390.0    $7,296.1
   Percentage Change from 2001         (22.1%)                  1.3%
Change in Unearned Premiums           $270.3        $27.4    $344.0    ($467.3)
                                    --------     --------  --------    --------
Net Written Premiums                $1,337.7     $2,037.7  $7,046.0    $7,763.4
   Percentage Change from 2001         (34.4%)                 (9.2%)

Statutory Loss Ratio                    69.8        120.8      81.1       102.5
Statutory Expense Ratio                 31.2         27.0      28.8        28.1
                                    --------     --------  --------    --------
Statutory Combined Ratio              101.0        147.8      109.9       130.6
                                    ========     ========  ========    ========

Pretax Underwriting Result           ($12.1)   ($1,022.4)   ($709.2)  ($2,293.5)

                                   ----------- ---------- ----------- ----------


o The decline in reported net written premiums for the fourth quarter compared with the prior-year period was primarily attributable to a $155.7 million decline in Health Care premiums, a decline in Reinsurance premiums of $623.1 million, and a decrease of $123.5 million for International and Lloyd's business being exited that is now contained in the "Other" segment.

o 2002 pretax catastrophe losses were $11.5 million in the fourth quarter and $66.8 million for the full year. The fourth quarter catastrophe losses included a $13.4 million benefit from the reduction in our estimate of Sept. 11, 2001, terrorist attack losses. Pretax catastrophe losses for the comparable periods of 2001 were $131 million and $1.29 billion. Pretax catastrophe losses for 2001 included $941 million related to the September 11 terrorist attack.

o Underwriting results for ongoing segments for calendar year 2002 included $472 million in pretax losses from the Western MacArthur settlement.

o The company reallocated benefits obtained from aggregate excess reinsurance policies in effect for years 1999 and 2000. The net effect of these reallocations is zero in 2002. Segments being exited received a $16.6 million benefit to underwriting results, while ongoing segments were negatively impacted by the same amount.

PROPERTY-LIABILITY INVESTMENT SEGMENT
-------------------------------------

                                                 -----------  ------------
                                                  DEC. 31        Dec.31
                                                 -----------  ------------
     (Dollars in millions)                          2002        2001

     INVESTMENT PORTFOLIO (AT CARRYING VALUE):
        Fixed maturities                          $17,134.7    $15,756.2
        Equities                                      354.9      1,109.5
        Venture capital                               581.2        858.8
        Real estate                                   791.9        837.5
        Mortgage loans                                 81.9        134.4
        Securities on loan                            806.0        774.9
        Other investments                             656.9         67.5
        Short-term investments                      2,069.6      2,042.8
                                                  ---------    ---------
               Total Investments                  $22,477.1    $21,581.6
                                                  =========    =========
                                                 -----------  -------------


                                     Three Months          Twelve Months
                                     Ended Dec 31           Ended Dec 31
     -----------------------------------------------------------------------
     (Dollars in millions)
                                      2002    2001       2002        2001
                                      ----    ----       ----        ----
     INVESTMENT RETURNS:
     Net Pretax Investment Income   $287.4   $289.0    $1,160.7    $1,198.8

     -------------------------------------------------------------------------

o The fixed maturity portfolio of $17.1 billion is invested in high-quality taxable and tax-exempt bonds. Only 4 percent of the portfolio is rated noninvestment grade. The average rating of the fixed maturity portfolio is AA+. The duration of our fixed maturity portfolio has moved from 4.1 years at the end of 2001 to 3.4 years at the end of 2002.

o The real estate investment portfolio of $792 million is diversified by geography and property type. The year-to-date pretax cash yield is 10.4 percent, and the pretax GAAP yield is 8.3 percent.

o Other investments include our $128.6 million, 14 percent equity investment, in Platinum and a $386.1 million long-term interest-bearing security from a AAA-rated entity, in support of a series of insurance transactions.

o Fourth-quarter 2002 results in this segment include $7.3 million in after-tax realized losses related to invested assets. Imbedded with after-tax realized losses are $57.5 million in impairment charges in our fixed maturity and venture capital portfolios.

o Full year 2002 results in this segment include $110.9 million in after-tax realized losses related to invested assets. Imbedded with after-tax realized losses are $143.8 million in impairment charges primarily in our fixed maturity, equities and venture capital portfolios.

o The year-to-date net investment income in 2001 included pretax income of $22.1 million from real estate transactions.

ASSET MANAGEMENT FINANCIAL SUMMARY
----------------------------------

                                                   Three Months             Twelve Months
                                                    Ended Dec. 31            Ended Dec 31
                                                    -------------            ------------
(Dollars in millions except per-share amounts)     2002        2001       2002         2001
                                                 --------------------  ----------------------

  Revenues                                        $111.1      $104.3     $396.8       $377.5
  Expenses                                         $55.8       $55.7     $190.1       $191.8

  The St. Paul's Share of Income Before Taxes      $43.8       $37.2     $162.1       $142.3

  The St. Paul's Share of Income After Taxes       $26.7       $22.1      $98.8        $84.2
  Contribution to The St. Paul's diluted EPS       $0.11       $0.11      $0.42        $0.40

                                                 --------------------
                                                 --------------------
  Assets Under Management                                               $79,719      $68,485
  Nuveen's Common Share Price                                            $25.35       $26.74

                                                                       ----------------------

    o Assets under management grew 16 percent from the end of 2001, reflecting in part Nuveen's Aug. 2002 acquisition of NWQ Investment Management. The acquisition added more than $7 billion to assets under management.


DEFINITIONS

Expense Ratio:  The company uses the statutory definition of expense ratio:

                       expenses / net written premium

Loss Ratio:  The company uses the statutory definition of loss ratio:

                       (loss + loss adjustment expenses) / net earned premium

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                              THE ST. PAUL COMPANIES, INC.




                                              By: /s/ Bruce A. Backberg
                                                  -----------------------------
                                                  Bruce A. Backberg
                                                  Senior Vice President and
                                                  Corporate Secretary


Date: January 29, 2003